Exhibit 99.1

News Release

Contact:	Damon Wright

Sr. Director, Investor Relations

Epicor Software Corporation

949/585-4509

dswright@epicor.com

EPICOR® ANNOUNCES CHANGES TO EXECUTIVE MANAGEMENT TEAM

Chief Financial Officer Resigns; Company

Appoints Executive Vice President, Worldwide Consulting

IRVINE, Calif., May 20, 2008 — Epicor Software Corporation (Nasdaq: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of the Global 1000, today announced changes to its Executive management team. The Company said that Executive Vice President and Chief Financial Officer Michael Piraino has resigned, effective immediately. Russell Clark, Epicor’s Vice President, Finance and Corporate Controller since 2006, has been promoted to Senior Vice President, Finance. Clark, who has more than 17 years of finance experience with public and private, high growth software and technology companies, has been appointed as the Company’s principal accounting officer.

“Michael has made a significant contribution to the Company’s fiscal management and financial performance during his tenure,” said Thomas Kelly, Epicor President and Chief Executive Officer. “We thank him for his service and wish him well in his future endeavors.”

The Company has initiated a search for a permanent Chief Financial Officer. “Epicor is fortunate to have a very strong and experienced financial team and I expect a smooth transition as we move through this process,” stated Kelly.

The Company also said that Lauri Klaus has been named Executive Vice President, Worldwide Consulting, effectively immediately. Klaus joined Epicor in 1991 and has served in positions of increasing responsibility for the Company, most recently as EVP, Worldwide Sales. The Worldwide Sales organization, led by Mike Pietrini, Senior Vice President Sales, Americas and Jim Bork Senior Vice President Sales, International, will now report directly to Kelly.

“I am very pleased that Lauri has agreed to head our worldwide consulting organization,” Kelly said. “I am confident that Lauri’s strong product and customer knowledge and her experience, organizational skills and proven leadership will further accelerate the consulting initiatives and programs that have recently been put in place and that she will drive the top-line performance and bottom-line contribution from this organization that we expect.”

– More –

Epicor President & CEO Thomas Kelly will be presenting at the JPMorgan 36th Annual Technology Conference today, Tuesday, May 20, 2008, at 2:20 p.m. A live audio webcast of Epicor’s presentation may be accessed at Epicor’s investor relations website or directly at http://metameetings.com/webcasts/jpmorgan/technology08/directlink?ticker=EPIC.

About Epicor Software Corporation

Epicor, named one of FORTUNE magazine’s 100 Fastest-Growing Companies in 2006, is a global leader dedicated to providing enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to midmarket companies and divisions of the Global 1000. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

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